AGREEMENT AND PLAN

                 OF REORGANIZATION AND

                        MERGER

                     BY AND AMONG

            VENTANA MEDICAL SYSTEMS, INC.,

                  VENTANA ACQUISITION
                     CORPORATION,

                          AND

               BIOTECHNOLOGY TOOLS, INC.



                   TABLE OF CONTENTS

                                                   Page
ARTICLE I - DEFINITIONS                                         1
ARTICLE II - THE MERGER                                         7
  SECTION 2.1. - The Merger                                     7
  SECTION 2.2. - Effective Time of the Merger                   8
ARTICLE III - THE SURVIVING CORPORATION                         8
  SECTION 3.1. - Articles of Incorporation                      8
  SECTION 3.2. - By-Laws                                        8
  SECTION 3.3. - Effect of the Merger                           8
  SECTION 3.4. - Directors                                      8
  SECTION 3.5. - Officers                                       9
ARTICLE IV - CONVERSION OF SHARES                               9
 SECTION 4.1. - Conversion of Company Shares in the
  Merger                                                        9
 SECTION 4.2. - Conversion of Subsidiary Shares in Merger       9
  SECTION 4.3. - Total Company Value                           10
  SECTION 4.4. - Payment of Merger Consideration               12
  SECTION 4.5. - Final Determination of Total Company
                 Value; Payment of Adjustment Retention        14
  SECTION 4.6. - Payment of Indemnity Retention                14
  SECTION 4.7. - Definitions                                   15
  SECTION 4.8. - Lost Certificates                             15
  SECTION 4.9. - Closing                                       15
  SECTION 4.10. - Closing of the Company's Transfer Books      16
  SECTION 4.11. - Dissenting Shares                            16
ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PARENT
AND SUBSIDIARY                                                 17
  SECTION 5.1. - Organization and Qualifications               17
 SECTION 5.2. - Authority; Non-Contravention; Approvals        17
  SECTION 5.3. - Litigation                                    18
  SECTION 5.4. - Brokers and Finders                           19
ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF THE
COMPANY                                                        19
  SECTION 6.1. - Organization and Qualification                19
  SECTION 6.2. - Capitalization                                19
  SECTION 6.3. - Equity Interests                              20
  SECTION 6.4. - Authority; Non-Contravention; Approvals       20
  SECTION 6.5. - Financial Statements                          21
  SECTION 6.6. - Absence of Undisclosed Liabilities            22
  SECTION 6.7. - Absence of Certain Changes or Events          22
  SECTION 6.8. - Absence of Litigation                         22
  SECTION 6.9. - No Violation of Law                           23
  SECTION 6.10. - Compliance with Agreements                   23
  SECTION 6.11. - Taxes                                        23
  SECTION 6.12. - Employees                                    24
  SECTION 6.13. - Labor Controversies                          24
  SECTION 6.14. - Title to and Condition of Assets             25
  SECTION 6.15. - Real Estate                                  26
  SECTION 6.16. - Products                                     27
  SECTION 6.17. - Product Warranties                           27
  SECTION 6.18. - Compliance With Environmental Laws           27
  SECTION 6.19. - Intellectual Property                        28
  SECTION 6.20 - Contracts and Other Agreements                29
  SECTION 6.21. - Insurance                                    30
  SECTION 6.22. - Customers; Suppliers                         30
  SECTION 6.23. - Accounts; Safe Deposit Boxes                 30
  SECTION 6.24. - Brokers and Finders                          30
  SECTION 6.25. - Warranties True and Correct                  30
ARTICLE VII - MATTERS PENDING THE MERGER                       31
  SECTION 7.1. - Conduct of Business by the Company
                 Pending the Merger                            31
  SECTION 7.2. - Control of the Company's Operations           33
  SECTION 7.3. - Acquisition Transactions                      33
  SECTION 7.4. - Parent Loan                                   34
ARTICLE VIII - ADDITIONAL AGREEMENTS                           34
  SECTION 8.1. - Access to Information                         34
  SECTION 8.2. - Stockholders' Approval                        35
  SECTION 8.3. - Expenses and Fees                             35
  SECTION 8.4. - Agreement to Cooperate                        36
  SECTION 8.5. - Public Statements                             36
 SECTION 8.6. - Directors' and Officers' Indemnification       36
  SECTION 8.7. - Notification of Certain Matters               36
  SECTION 8.8. - Execution of Additional Documents             37
  SECTION 8.9. - Risk of Loss                                  37
ARTICLE IX - CONDITIONS                                        38
  SECTION 9.1. - Conditions to Each Party's Obligation
                 to Effect the Merger                          38
  SECTION 9.2. - Additional Conditions to Obligation of
                 the Company to Effect the Merger              38
  SECTION 9.3. - Additional Conditions to Obligations
                 of Parent and Subsidiary to Effect the Merger 40
ARTICLE X - INDEMNITY                                          43
  SECTION 10.1. - Indemnification of Parent and
                  Subsidiary in the Event of Termination       43
  SECTION 10.2. - Indemnification of Parent and
                  Subsidiary After Effective Time              43
  SECTION 10.3. - Indemnification of the Company and
                  the Shareholders of the Company              46
  SECTION 10.4.  Set Off Against Indemnity Retention           46
  SECTION 10.5. - Setoff                                       47
  SECTION 10.6. - Limitations                                  47
ARTICLE XI - TERMINATION, AMENDMENT AND WAIVER                 48
  SECTION 11.1. - Termination                                  48
  SECTION 11.2. - Effect of Termination                        48
  SECTION 11.3. - Amendment                                    49
  SECTION 11.4. - Waiver                                       49
ARTICLE XII - GENERAL PROVISIONS                               49
  SECTION 12.1. - Shareholder Representative                   49
  SECTION 12.2. - Company Disclosure Letter                    50
  SECTION 12.3. - Notices                                      50
  SECTION 12.4. - Interpretation                               51
  SECTION 12.5. - Miscellaneous                                52
  SECTION 12.6. - Counterparts                                 52
  SECTION 12.7. - Parties In Interest                          52
  SECTION 12.8. - Exhibits and Schedules                       52
  SECTION 12.9. - Severability                                 52

            LIST OF SCHEDULES AND EXHIBITS

     Schedule 1.1        -    Permitted Encumbrances
     Schedule 1.2        -    Real Estate
     Schedule 6.5        -    Financial Statements
     Schedule 6.12       -    Employee Matters
     Schedule 6.14       -    Title to and Condition of Assets
     Schedule 6.15       -    Real Estate Leases
     Schedule 6.16       -    Products
     Schedule 6.17       -    Product Warranties
     Schedule 6.18       -    Compliance with Environmental Laws
     Schedule 6.19       -    Intellectual Property
     Schedule 6.20       -    Contracts and Other Agreements
     Schedule 6.21       -    Insurance
     Schedule 6.22       -    Customers; Suppliers
     Schedule 6.23       -    Accounts; Safe Deposit Boxes


     Exhibit A      -    Form of Shareholder Agreement
     Exhibit 9.3(b) -    Form of Noncompete Agreement
     Exhibit 9.3
      (g)(viii)     -    Form of Releases



                       AGREEMENT
                          AND
           PLAN OF REORGANIZATION AND MERGER

     THIS AGREEMENT AND PLAN OF REORGANIZATION AND
MERGER, is made as of this 18th day of August, 1998
(the "Agreement"), by and among VENTANA MEDICAL
SYSTEMS, INC., a Delaware corporation ("Parent"),
VENTANA ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned, direct subsidiary of Parent
("Subsidiary"), BIOTECHNOLOGY TOOLS, INC., a Delaware corporation (the "Company"), and DAVID E. SIMPSON and
DAVID L. SWARTZ (the "Principal Shareholders").

                   R E C I T A L S:

     WHEREAS, the respective Boards of Directors of Parent and the Company have each determined that the merger of Subsidiary with and into the Company (the
"Merger") is consistent with and in furtherance of the long-term business strategy of Parent and the Company and is in the best interests of Parent and the Company and their respective stockholders;

     WHEREAS, the respective Boards of Directors of Parent, Subsidiary and the Company have each approved the Merger, upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the Principal Shareholders are the holders of shares of the $.001 par value common stock of the Company (the "Company Common Stock") representing approximately 65% of the issued and outstanding Company Common Stock, will financially benefit from the consummation of the Merger and are entering into this Agreement to set forth their agreement to vote their shares of Company Common Stock in favor of the Merger and certain additional agreements and covenants; and

     WHEREAS, concurrently with the execution of this Agreement, the Principal Shareholders are executing and delivering to Parent a Shareholder Agreement substantially in the form attached hereto as Exhibit A;

     NOW, THEREFORE, in consideration of the
representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                       ARTICLE I

                      DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings, unless otherwise expressly provided or unless the context clearly requires otherwise:

     "Acquisition Transactions" shall be defined as set forth in Section 7.3.

     "Adjustment Retention" shall be defined as set forth in Section 4.4(b).

     "Applicable Rate" shall be defined as set forth in
Section 4.5.

     "Balance" shall be defined as set forth in
Schedule 4.7(c).

     "Balance Sheet Date" means April 30, 1998.

     "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required to be closed in the City of New York.

     "Claim" shall be defined as set forth in Section
10.2(a).

     "Closing" shall be defined as provided in Section
4.9.

     "Closing Date" shall be defined as provided in
Section 4.9.

     "Closing Date Balance Sheet" shall be defined as provided in Section 4.3(b).

     "Closing Net Worth" shall be defined as provided in Section 4.3(a).

     "Code" shall be defined as the Internal Revenue
Code of 1986, as amended.

     "Company" means Biotechnology Tools, Inc., a
Delaware corporation.

     "Company Accountants" shall mean the accounting firm of Kempisty & Company, or its successor.

     "Company Certificates" shall have the meaning set forth in Section 4.4(c).

     "Company Common Stock" shall be defined as set forth in the recitals to this Agreement.

     "Company Disclosure Letter" shall have the meaning set forth in the caption to Article VI, below.

     "Company Material Adverse Effect" shall mean an effect or effects which, individually or in the aggregate, (i) after taking into consideration the relative amount, the absolute amount and the nature of the item, would cause a reasonably prudent buyer to conclude that such effect adversely affects the financial condition or operations of the Company in a manner or amount which would be material, or (ii) (x) for the purposes of Article X, below, has or will have a direct financial consequence of Five Thousand Dollars
($5,000) or more, and (y) for the purposes of Sections
9.3 and 11.1, below, has or will have a direct financial consequence of Twenty-Five Thousand Dollars
($25,000) or more.

     "Company Plans" means the employee benefit plans, programs, arrangements and practices maintained by the Company.

     "Company Required Statutory Approvals" means (i) the filing of the Registration Statement with the SEC pursuant to the Securities Act, and the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities and any other required filings in other jurisdictions to register or exempt the shares of Parent Common Stock issuable pursuant hereto, and (ii) the making of the Merger
Filing with the Secretary of State of Delaware in connection with the Merger.

     "Company Shareholders" shall be defined as set forth in Section 4.1.

     "Company's knowledge" for those warranties and representations set forth in Article VI of this Agreement and elsewhere which are subject to the qualification "to the Company's knowledge" or "to the knowledge of the Company," or otherwise limited to matters "known" to the Company, the Company will be deemed to have knowledge of a matter if (i) either
Principal Shareholder or David A. Roberts has knowledge of the matter, or (ii) such matter has come, or should reasonably be expected to have come, to the attention of any such individual if such individual had conducted a reasonable due diligence review of the Company's operations and business, including, without limitation, reasonable inquiries to key personnel of the Company regarding the business and operations of the Company and a review of, and discussion with, key personnel regarding pertinent books and records of the Company.

     "Company Options" means options or warrants to purchase Company Common Stock from the Company.

     "Company Permits" shall be defined as set forth in
Section 6.9.

     "Company Stockholder Approval" shall be defined as set forth in Section 8.2.

     "Contracts" shall be defined as set forth in
Section 6.24.

     "Company Shares" shall be defined as set forth in
Section 4.1.

     "DGCL" shall mean the Delaware General Corporation
Law.

     "Effective Time" shall be defined as set forth in
Section 2.2.

     "Environmental Audit" shall mean a review and investigation for purposes of determining whether the Company and the Real Estate are in compliance with Environmental Laws and whether there exists any condition or circumstance which requires or may require a clean up, removal or other remedial action under Environmental Laws on the part of the Company or any owner of the Real Estate.

     "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge, emission or release of air pollutants, water pollutants or process waste water or otherwise relating in any way, directly or indirectly, to the environment or hazardous substances in general or to storage tanks, petroleum products, PCBs or asbestos, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of
1976, the Federal Comprehensive Environmental
Responsibility, Cleanup and Liability Act of 1980, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources, state environmental protection agency or any governmental authority whatsoever, now or at any time hereafter in effect.

     "Estimated Merger Consideration" shall be defined as set forth in Section 4.4(a).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Financial Statements" shall be defined as provided in Section 6.5.

     "Former Debenture Holder" shall be defined as set forth in Section 9.3(f).

     "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

     "Indemnity Retention" shall be defined as set forth in Section 4.4(b).

     "Intellectual Property" means (i) United States and foreign issued design patents and utility patents, and pending applications relating to any inventions, and reissues, divisions, continuations-in-part and extensions of them; (ii) registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, trade names, trade dress, logos and designs, and unique product configurations; and (iii) registered copyrights and copyright applications and renewals and extensions thereof.

     "ISO" means an incentive stock option within the meaning of Section 422(b) of the Code.

     "Laws" means any federal, state, local or foreign statute, law, ordinance, rule or regulation.

     "Legal Proceedings" shall mean any action, suit, litigation, arbitration, proceeding (including without limitation, any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental body or any arbitrator or arbitration panel.

     "License" means a license, franchise or permit which creates rights in the Company or in any third party regarding any of the Intellectual Property.

     "Losses" shall be defined as set forth in Section
10.2.

     "Merger" shall be defined as set forth in the Recitals to this Agreement.

      "Merger Consideration" shall be defined as set forth in Section 4.1.

     "Merger Filing" shall be defined as set forth in
Section 2.2.

     "Merger Payment Fund" shall be defined as set forth in Section 4.4(b).

     "Non-Converting Share" shall be defined as set forth in Section 4.1(b).

     "Notice of Objection" shall be defined as set forth in Section 4.3(e).

     "Parent" means Ventana Medical Systems, Inc., a
Delaware corporation.

     "Parent Financial Statements" means the audited consolidated financial statements and unaudited interim consolidated financial statements of Parent included in the SEC Reports.

     "Parent Material Adverse Effect" means a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent, Subsidiary and Parent's other subsidiary, taken as a whole.

     "Parent's knowledge" for those warranties and representations set forth in Article V of this Agreement, or elsewhere, which are subject to the qualification "to Parent's knowledge," Parent will be deemed to have knowledge of a matter if (i) either
Pierre Sice, John Patience or Henry T. Pietraszek has knowledge of the matter, or (ii) such matter has come, or should reasonably be expected to have come, to the attention of any of such individuals if such individual had conducted a reasonable due diligence review of Parent's operations and business, including, without limitation, reasonable inquiries to key personnel of Parent regarding the business and operations of Parent and a review of, and discussion with key personnel regarding, pertinent books and records of Parent.

     "Participating Shareholder" means each shareholder of the Company other than those who have effectively exercised dissenter rights.

     "Paying Agent" shall be defined as set forth in
Section 4.4.

     "Permitted Encumbrances" shall mean (i) real estate taxes for the year of the Closing, (ii) municipal and zoning ordinances and recorded easements, restrictions and encumbrances which do not render title to the Real Estate unmerchantable or the Real Estate unusable in a manner consistent with past practices, and (iii) the items listed and described on attached
Schedule 1.1 and the other Schedules and Exhibits to this Agreement.

     "Principal Shareholders" shall be defined as set forth in the initial Paragraph to this Agreement.

     "Proportionate Share" of a Shareholder shall mean the proportion based on the fraction, the numerator of which is the number of Company Shares owned by such Participating Shareholder and the denominator of which is the total number of issued and outstanding shares of Company Common Stock as of the Closing Date.

     "Proxy Statement" means the proxy statement to be distributed in connection with the Company's meeting of stockholders to vote upon this Agreement and the transactions contemplated hereby.

     "Real Estate" means all real estate owned or leased by the Company, all which real estate is listed and described on attached Schedule 1.2.

     "Resolution Date" shall be defined as set forth in
Section 4.7(b).

     "Resolving Accounting Firm" shall mean the Phoenix, Arizona office of the accounting firm of Arthur Andersen LLP.

     "Retention Period" shall be defined as set forth in Section 10.2.

     "SEC" means the Securities and Exchange
Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Set-Off Notice" shall be defined as set forth in
Section 10.4.

     "Set-Off Objection Notice" shall be defined as set forth in Section 10.4.

     "Shareholder Representative" means David E.
Simpson or, if he is unwilling or unable to act, David
L. Swartz.  If neither David E. Simpson nor David L.
Swartz, nor any successor, is willing or able to act, James H. Hawk.

     "Shortfall Amount" shall be defined as in Section
4.5.

     "Subsidiary" means Ventana Acquisition
Corporation, a Delaware corporation.

     "Subsidiary Common Stock" shall mean common stock, $.01 par value, of the Subsidiary.

     "Surviving Corporation" shall be defined as set forth in Section 2.1, below.

     "Target Net Worth" shall be defined as set forth in Section 4.3.

     "Tax" or "Taxes" means all federal, state, county, local, foreign and other taxes or assessments, including, without limitation, income, estimated income, business, occupation, franchise, property (real and personal), sales, employment, gross receipts, use, transfer, ad valorem, profits, license, capital, payroll, employee withholding, unemployment, excise, goods and services, severance, stamp, and including interest, penalties and additions in connection therewith for which the Company is or may be liable.

     "Total Company Value" shall be defined as set forth in Section 4.3, below.

     "Unused Indemnity Retention" shall be defined as set forth in Section 4.7(a).

                      ARTICLE II

                      THE MERGER

     SECTION 2.1.  The Merger.  Upon the terms and
subject to the conditions of this Agreement, at the Effective Time in accordance with the DGCL, Subsidiary shall be merged with and into the Company and the separate corporate existence of Subsidiary shall thereupon cease. The Company shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation." The
Surviving Corporation will be governed by the laws of the State of Delaware as a direct, wholly-owned, subsidiary of Parent.

     SECTION 2.2.  Effective Time of the Merger.  The
Merger shall become effective at such time (the
"Effective Time") as shall be stated in a Certificate of Merger, consistent with the terms of this Agreement, to be filed with the Secretary of State of Delaware in accordance with the DGCL (the "Merger Filing"). The
Merger Filing shall be made simultaneously with or as soon as practicable after the Closing (as defined in Section 4.9, below) of the transactions contemplated by this Agreement.

                      ARTICLE III

               THE SURVIVING CORPORATION

     SECTION 3.1.  Articles of Incorporation.  The
Articles of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Articles of Incorporation of the Subsidiary immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be such name as Parent shall specify), until duly amended further in accordance with the terms thereof and the DGCL.

     SECTION 3.2.  By-Laws. The By-Laws of the
Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the By-Laws of the Subsidiary immediately prior to the Effective
Time (except that the name of the Surviving Corporation shall be such name as Parent shall specify), until duly amended further in accordance with the terms thereof, the Articles of Incorporation of the Surviving
Corporation and the DGCL.

     SECTION 3.3.  Effect of the Merger. At the
Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Subsidiary and the Company shall vest in the Surviving Corporation, all debts, liabilities and duties of Subsidiary and the Company shall become the debts, liabilities and duties of the Surviving
Corporation in the same manner as if the Surviving
Corporation had itself incurred them, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth herein.

     SECTION 3.4.  Directors. From and after the
Effective Time, the directors of the Subsidiary shall serve as the initial directors of the Surviving
Corporation to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving
Corporation, until their successors are duly elected or appointed.

     SECTION 3.5.  Officers. From and after the
Effective Time, the officers of the Subsidiary shall serve as the initial officers of the Surviving
Corporation and in the same capacities as they served the Subsidiary, in each case until their respective successors are duly elected or appointed.

                      ARTICLE IV

                 CONVERSION OF SHARES

     SECTION 4.1.  Conversion of Company Shares in the
Merger. Subject to the conditions and limitations set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of the Company Common
Stock:

     (a) All of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Company Shares"), other than
Company Common Stock held in treasury by the Company, shall be converted into the right to receive cash or other immediately available funds, without interest
(the "Merger Consideration"), in the aggregate amount of the Total Company Value. The Merger Consideration shall be payable to holders of Company Shares (the
"Company Shareholders") in the manner set forth in
Section 4.4, below.

     (b) Each share of Company Common Stock held in treasury by the Company (each a "Non-Converting Share") immediately prior to the Effective Time, if any, shall be canceled and extinguished without conversion thereof to Parent Common Stock or payment therefor.

     (c) No share of Company Common Stock shall be deemed to be outstanding or to have any rights other than those set forth in this Section 4.1 after the Effective Time. From and after the Effective Time, all outstanding Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Until surrendered to the Parent, each outstanding certificate which prior to the Effective Time represented Shares shall after the Effective Date be deemed for all purposes to represent the right only to receive the Merger Consideration in the manner set forth herein, and shall not represent any right as a shareholder in the Company.

     SECTION 4.2.  Conversion of Subsidiary Shares in
Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Parent as sole stockholder of Subsidiary, each issued and outstanding share of Subsidiary Common Stock shall be converted into one (1) share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

     SECTION 4.3.  Total Company Value. For purposes of
this Agreement, "Total Company Value" means the amount of $5,000,000; provided, however, that if the Closing
Net Worth (as defined below) is either greater than $200,000 or less than ($200,000), Total Company Value means an amount equal to $5,000,000, plus the amount by which the Closing Net Worth exceeds $29,706.43 (the
"Target Net Worth"), or less the amount by which the Closing Net Worth is less than $29,706.43. Solely for purposes of calculating whether Closing Net Worth exceeds the above $200,000 or ($200,000) thresholds, Closing Net Worth shall be calculated without regard to any increases therein resulting from capital contributions to the Company occurring after April 30, 1998, or any similar adjustments to the net worth of the Company. Closing Net Worth shall be defined and determined as follows:

     (a) "Closing Net Worth" shall equal the sum of the Company's total assets, less the Company's total liabilities as reflected on the Closing Date Balance
Sheet.

     (b) Parent shall prepare a balance sheet of the Company as of the Closing Date (the "Closing Date
Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with GAAP, subject to the following:

          (i)  The value of an item of inventory shall
     be the lower of (A) cost (net of all discounts, volume credits, rebates and freight charges) to the Company of the item determined on the basis of the first-in-first-out method of accounting for inventory in accordance with GAAP, or (B) market value; provided, however, that in valuing the inventory, no value shall be given to any item of inventory which is obsolete or which is not usable and/or saleable in the ordinary course of business within reasonable periods in accordance with industry standards.

          (ii)  The Closing Date Balance Sheet shall
     include as a liability an amount equal to all holiday pay and sick pay earned prior to the Closing Date (including employer payroll taxes related thereto calculated at the applicable tax rate thereon) and all vacation benefits due or to become due to employees of the Company with respect to periods prior to the Closing Date (A) who will not, as of the Closing Date, have received vacation benefits earned prior to the Closing Date, or (B) who would have accrued vacation benefits with respect to the period of employment prior to the Closing Date if they had continued with the Company after the Closing Date.

          (iii)  The Closing Date Balance Sheet shall
     include as a liability all profit sharing contributions, 401(k) employer matching contributions, incentive pay and/or bonuses payable to employees of the Company and any and all other amounts payable by the Company with respect to obligations due or to become due to employees or former employees with respect to periods ending on or prior to the Closing Date under any fringe benefit plans maintained by the Company.

          (iv)  The Closing Date Balance Sheet shall
     include as a liability an amount equal to all unpaid real estate taxes payable by the Company and all unpaid personal property taxes with respect to the period ending on the Closing Date and all general and special real estate assessments which are assessed prior to the Closing Date. Real estate and personal property taxes payable by the Company with respect to the period from January 1, 1998 to the Closing Date shall be prorated based on such taxes for 1997.

          (v)  The Closing Date Balance Sheet shall
     include all adjustments and accruals which would be reflected on such Closing Date Balance if the date thereof represented the last day of the Company's fiscal year.

          (vi)  The Closing Date Balance Sheet shall
     include as a liability all costs which are the responsibility of the Company as specified in
     Section 8.5, below, which remain unpaid as of the Closing Date.

     (c) Parent shall use its best efforts to deliver the Closing Date Balance Sheet to the Shareholder
Representative and to such independent certified public accountants as the Shareholder Representative may designate by notice to Parent (the "Company
Accountants") within forty-five (45) days after the Closing Date. The Closing Date Balance Sheet shall be accompanied by a report (i) setting forth the Closing
Net Worth and (ii) stating that the Closing Date
Balance Sheet has been prepared, and the determination of the Closing Net Worth has been made, in accordance with GAAP and this Section 4.3.

     (d)  Following the delivery of the Closing Date
Balance Sheet, the Shareholder Representative and the
Company Accountants may review the Closing Date Balance
Sheet.  To facilitate such review of the Closing Date
Balance Sheet, Parent shall provide the Shareholder
Representative, the Company Accountants and their respective representatives with copies of any work papers, schedules and other documents prepared or utilized by Parent in connection with its determination of Closing Net Worth and the preparation of the Closing
Date Balance Sheet. Such work papers, schedules and other documents shall be made available to the Shareholder Representative and the Company Accountants as soon as practicable following any request therefor.

     (e)  The determination by Parent of the Closing
Net Worth shall be final and binding on Parent, the Shareholder Representative, the shareholders of the Company and the Company Accountants unless, within thirty (30) days after the date Parent has delivered the Closing Date Balance Sheet and such work papers, schedules and documents as the Shareholder
Representative or the Company Accountants may request pursuant to Section 4.3(d), above, to the Shareholder
Representative and the Company Accountants, the Shareholder Representative shall have given written notice of objection (a "Notice of Objection") to Parent. The Notice of Objection shall state in reasonable detail the nature of the Shareholder
Representative's objection(s) and the Shareholder
Representative shall provide to Parent all of the work papers, schedules and documents prepared or utilized by the Shareholder Representative in connection with such objections. The Shareholder Representative and Parent shall thereafter promptly consult with each other and their respective representatives with respect to the objection(s). If the Shareholder Representative and Parent are unable to reach agreement within fifteen
(15) days after the Notice of Objection has been given, the objection(s) shall be resolved by the Resolving
Accounting Firm. The Parent and its representatives, and the Shareholder Representative, the Company
Accountants and their representatives, shall cooperate fully with the Resolving Accounting Firm. The
Shareholder Representative and Parent shall give, and shall cause their respective representatives to give, the Resolving Accounting Firm and its representatives such assistance and access to the assets and books and records of the Company, and any applicable work papers, schedules and other documents as the Resolving
Accounting Firm shall reasonably request. The resolution of the objection(s) by the Resolving
Accounting Firm shall be final and binding on Parent, the Shareholder Representative and the shareholders of the Company. The fees and expenses of the Resolving
Accounting Firm shall be borne equally by Parent and the shareholders of the Company (with the shareholders' portion being funded from the Adjustment Retention).

     SECTION 4.4.  Payment of Merger Consideration.
The Merger Consideration shall be payable to the Company Shareholders as follows:

     (a) Immediately prior to the Closing, the parties shall estimate the Total Company Value and determine the Merger Consideration based on that estimate (the
"Estimated Merger Consideration").

     (b) At the Effective Time, Parent shall make available to a bank or trust company, or such other paying agent designated by Parent and reasonably acceptable to the Company for the benefit of the Company Shareholders (the "Paying Agent"), an amount in cash equal to the sum of (i) the Estimated Merger
Consideration less (ii) (x) the amount of $500,000 to be retained by Parent to satisfy any reduction of the Merger Consideration pursuant to Section 4.3, above
(the "Adjustment Retention"); and (y) the amount of $700,000 to be retained by Parent to satisfy any claims for indemnification pursuant to Article X, below (the
"Indemnity Retention") (such amount being hereinafter referred to as the "Merger Payment Fund"). The Merger
Payment Fund shall be invested by the Paying Agent, as directed by the Surviving Corporation so long as such directions do not impair the rights of the Company
Shareholders, in direct obligations of the United
States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated the highest quality by Moody's
Investors' Services or Standard & Poor's Corporation, or certificates of deposit issued by or a "money market" account at a commercial bank having at least
$200,000,000 of positive net worth; and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation. The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in Section 4.1 out of the Merger Payment
Fund. At any time after the Effective Time, upon notice from the Surviving Corporation that a shareholder has properly exercised and perfected his dissenter's rights under the DGCL, the Paying Agent shall promptly repay to the Surviving Corporation from the Merger Payment Fund an amount equal to such Company
Shareholder's Proportionate Share of the Merger
Consideration. The Merger Payment Fund shall not be used for any purpose other than as described herein.
The Adjustment Retention and Indemnity Retention shall be paid to the Company Shareholders in accordance with the provisions of Sections 4.5 and 4.6, below. The right to receive the Adjustment Retention and Indemnity
Retention is an integral part of the consideration in the Merger, and shall not be transferable or assignable. The Indemnity Retention shall be subject to a $200,000 reduction in the event the Principal
Shareholders and the Parent enter into a mutually acceptable resolution of various matters discovered by Parent during its initial due diligence investigation.

     (c)  Within five (5) days after the Effective
Time, the Paying Agent shall mail to each holder of record as of the Effective Time of a certificate or certificates that immediately prior to the Effective
Time represented outstanding shares of Company Common
Stock (the "Company Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company
Certificates shall pass, only upon proper delivery of the Company Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates for payment therefor. Upon surrender of Company Certificates to the Paying Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Company Certificates shall be entitled to receive such Company Shareholder's Proportionate Share of the Merger
Consideration.  Until so surrendered, such Company
Certificates shall represent solely the right to receipt such Company Shareholder's Proportionate Share of the Merger Consideration with respect to the Company
Shares represented thereby. No interest shall be paid or accrue on the Merger Consideration payable upon surrender of the Company Certificates. If any payment of the Merger Consideration is to be made to a person other than the one in whose name the Company
Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Company Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Paying Agent any applicable transfer or other similar taxes, or shall establish to the satisfaction of the Paying Agent that any such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable escheat law.

     (d)  Any portion of the Merger Payment Fund
(including any interest thereon or earnings or profits with respect thereto) which remains unclaimed by the former shareholders of the Company six months after the Effective Time shall be delivered to the Surviving
Corporation, upon demand of the Surviving Corporation, and any former shareholders of the Company shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration for the Company Shares.

     SECTION 4.5.  Final Determination of Total Company
Value; Payment of Adjustment Retention. Within two (2) business days after the final determination of the Total Company Value pursuant to Section 4.3, above, the
Parent shall deliver to the Paying Agent cash (or other immediately available funds) for distribution to the Company Shareholders in the manner set forth in Section
4.4, above, the amount of the Adjustment Retention increased by the amount by which the final Merger
Consideration exceeds the Estimated Merger
Consideration or decreased by the amount by which the Estimated Merger Consideration exceeds the final Merger
Consideration, together with interest accruing on such amount from and after the Closing Date until the date of payment at a per annum rate equal to five and one half percent (5-1/2%) (the "Applicable Rate"). If the final Merger Consideration is less than the Estimated
Merger Consideration by an amount exceeding the Adjustment Retention, the Company Shareholders shall be required to pay to the Parent upon demand such Company
Shareholder's Proportionate Share of the amount of such shortfall together with interest accruing on such amount from and after the Closing Date at the Applicable Rate (the "Shortfall Amount"). In the absence of such payment, the Parent shall be entitled to deduct the Shortfall Amount from the Indemnity
Retention.

     SECTION 4.6.  Payment of Indemnity Retention.
Parent shall deliver to the Paying Agent cash (or other immediately available funds) for distribution to the Company Shareholders in the manner set forth in Section
4.4, above, the following amounts on the following dates: (i) within ten (10) days after the expiration of the Retention Period, the Unused Indemnity
Retention; and (ii) within ten (10) days after the Resolution Date, the Balance. Interest shall accrue on the amounts payable under this Section from the Closing
Date to the date of payment at the Applicable Rate, and shall be payable together with such amounts. In the event that any amounts were deducted against the Indemnity Retention pursuant to Paragraph 4.5, above,
Parent shall instruct the Paying Agent to make such adjustments to the payments due to Company Shareholders as are necessary to ensure that each Company
Shareholder has paid its Proportionate Share of the Shortfall Amount.

     SECTION 4.7.  Definitions.  The capitalized terms
used in Section 4.6, above, shall be defined as follows:

     (a) The "Unused Indemnity Retention" means the amount by which the Indemnity Retention exceeds the aggregate dollar amount of Parent's claims under
Section 10.4, below, set off against the Indemnity
Retention prior to, and/or pending as of, the expiration of the Retention Period.

     (b) The "Resolution Date" means the date on which all claims under Section 10.4, below, pending as of the expiration of the Retention Period have been finally resolved; and

     (c) The "Balance" means an amount equal to the Indemnity Retention less any claims set off against the Indemnity Retention as of the Resolution Date in accordance with Section 10.4, below, and less the Unused Indemnity Retention.

     SECTION 4.8.  Lost Certificates.  In the event any
Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, and an agreement by such person to indemnify the Surviving Corporation and the Parent against any Claim that may be made against it with respect to such Company Certificate, the Parent shall deliver in exchange for such lost, stolen or destroyed Company Certificate, payment of such Company
Shareholder's Proportionate Share of the Merger
Consideration in the manner set forth herein; provided, however, that in the event the Parent determines in its reasonable discretion that the person does not have the financial wherewithal to satisfy the obligations under such agreement to indemnify, the Parent may require the posting of a bond by such person in the amount of such person's share of the Merger Consideration as indemnity against any potential claim.

     SECTION 4.9.  Closing. The closing (the "Closing")
of the transactions contemplated by this Agreement shall take place at the offices of Godfrey & Kahn, S.C., Milwaukee, Wisconsin, on the day of the Company's
Stockholders' Approval as such term is defined in
Section 8.2, below, or at such other time and place as agreeable to Parent and the Company (the date on which the Closing occurs is referred to in this Agreement as the "Closing Date").

     SECTION 4.10.  Closing of the Company's Transfer
Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall thereafter be made. From and after the Effective Time, the holders of Company Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except as otherwise provided herein or by law. If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Certificates formerly representing Company Common Stock are presented to the Exchange Agent, Parent or Surviving Corporation, as the case may be, they shall be canceled and exchanged for payment of the Merger Consideration in the manner set forth herein.

     SECTION 4.11.  Dissenting Shares.

     (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of the Company
Common Stock that, as of the Effective Time, are or may become "dissenting shares" pursuant to applicable provisions of the DGCL governing the Merger shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 4.4, above, and the holder or holders of such shares be entitled only to such rights as may be granted to such holder or holders under the DGCL; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive
(upon the surrender of the certificate or certificates representing such shares) the Merger Consideration in accordance with Section 4.4.

     (b) The Company shall give Parent (i) prompt notice of written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Common Stock pursuant to the dissenters' rights provisions of the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand. The
Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, all of which payments shall be the obligation of Parent payable at such time after the Effective Time as required by applicable law.

                       ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY

     Parent and Subsidiary each represent and warrant to the Company as of the date hereof as follows:

     SECTION 5.1.  Organization and Qualifications.
Parent and Subsidiary are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and each has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Parent Material Adverse
Effect.  True, accurate and complete copies of Parent's
Certificate of Incorporation and By-Laws, as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Company. Neither
Parent nor Subsidiary is in violation of any of the provisions of their respective Certificate of Incorporation, By-Laws and/or other organizational documents.

     SECTION 5.2.  Authority; Non-Contravention;
Approvals.

     (a)  Parent and Subsidiary each have full
corporate power and authority to enter into this Agreement and, subject to the Parent Required Statutory
Approvals, to consummate the transactions contemplated hereby. This Agreement has been approved by the Boards of Directors of Parent and Subsidiary and by the sole stockholder of Subsidiary, and no other corporate proceedings on the part of Parent or Subsidiary are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Subsidiary of the transactions contemplated hereby.
This Agreement has been duly executed and delivered by each of Parent and Subsidiary, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the valid and legally binding agreement of each of Parent and Subsidiary, enforceable against each of them in accordance with its terms.

     (b) The execution and delivery of this Agreement by each of Parent and Subsidiary does not, and the performance of this Agreement and the transactions contemplated hereby by Parent and Subsidiary will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries, including Subsidiary, under, any of the terms, conditions or provisions of (i) the respective
Certificate of Incorporation, By-Laws and/or other organizational documents of Parent, Subsidiary or any of Parent's other subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority, domestic or foreign, applicable to Parent, Subsidiary or any of Parent's other subsidiaries or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent, Subsidiary or any of Parent's other subsidiaries is now a party or by which Parent, Subsidiary or any of Parent's other subsidiaries or any of their respective properties or assets may be bound. Excluded from the foregoing sentences of this paragraph (b) are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Parent Material Adverse Effect.

     (c)  Except for the Parent Required Statutory
Approvals, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority, domestic or foreign, is necessary for the execution and delivery of this Agreement by Parent or Subsidiary or the consummation by Parent or Subsidiary of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Parent Material Adverse Effect, or affect Subsidiary's ability to consummate the Merger.

     SECTION 5.3.  Litigation.  There is no claim,
action, suit, inquiry, arbitration, litigation, proceeding or investigation or other legal or administrative proceeding pending, or, to the Parent's knowledge, threatened, against or affecting the Parent or any of its subsidiaries or, to Parent's knowledge, any of their respective officers, directors or other employees, that individually or in the aggregate could reasonably be expected to have the effect of preventing or delaying the Parent from performing its obligations under this Agreement or the transactions contemplated hereby.

     SECTION 5.4.  Brokers and Finders. Neither the
Parent nor any of its officers, directors or employees has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby.

The warranties and representations of the Parent and the Subsidiary herein contained shall be true and correct on the Closing Date and shall survive the Closing of the Merger for the applicable statute of limitations.

                      ARTICLE VI

     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure letter of the Company attached hereto (the "Company Disclosure
Letter"), the Company represents and warrants to Parent as of the date hereof as follows:

     SECTION 6.1.  Organization and Qualification. The
Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in good standing, where applicable, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Company Material Adverse Effect.
True, accurate and complete copies of the Company's
Certificate of Incorporation and By-Laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent. The Company is not in violation of any of the provisions of its Certificate of Incorporation or By-
Laws.

     SECTION 6.2.  Capitalization.

     (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of $.01 per share par value
Preferred Stock. As of the date hereof, 3,789,100 shares of Company Common Stock were issued and outstanding and no shares of its Preferred Stock were outstanding. All of the issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights granted by the Company or by applicable law. None of the shares of the Company have been issued in violation of any preemptive or subscription rights.

     (b)  Except as set forth in the Company Disclosure
Letter, there are (i) no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment, (ii) no voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company and, to the knowledge of the Company, there are no such trusts, proxies, agreements or understandings by, between or among any of the Company's stockholders with respect to Company Common
Stock. The Company Disclosure Letter provides information relating to all offers and sales of securities by the Company at any time during the last five (5) years. All of such offers and sales were made in compliance with applicable state and federal securities laws.

     SECTION 6.3.  Equity Interests.  The Company does
not directly or indirectly own any capital stock of, any equity interest in, or any other ownership or investment interest in, any corporation, partnership, limited liability company, joint venture or other business entity.

     SECTION 6.4.  Authority; Non-Contravention;
Approvals.

     (a) The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval and the Company
Required Statutory Approvals, to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company
Stockholder Approval, the consummation by the Company of the transactions contemplated hereby. This
Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms;
provided, that the consummation of the Merger is contingent upon obtaining Company Stockholder Approval.
The affirmative vote of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of the Company Common Stock necessary to approve the Merger; provided, however, that the Company shall obtain the consent of the Former Shareholders pursuant to Paragraph 9.3(f), below.

     (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the transactions contemplated hereby by the Company shall not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-Laws of the Company, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company is now a party or by which the Company or any of their respective properties or assets may be bound.

     (c)  Except for the Company Required Statutory
Approvals, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Company Material Adverse
Effect.

     SECTION 6.5.  Financial Statements. The financial
statements of the Company attached hereto as Schedule
6.5 (the "Financial Statements"), including, without limitation, the financial statements of the Company for the fiscal periods ended April 30, 1996 and April 30, 1997 and the audited financial statements for the fiscal period ended April 30, 1998, are true, complete and correct, fairly represent the financial condition of the Company on such dates and the results of operations for the periods designated therein and were prepared in accordance with GAAP. There has been no material adverse change in the capitalization, assets, liabilities, business prospects, gross margin, profitability or methods of doing business of the Company since the Balance Sheet Date, other than changes in the ordinary course of business (none of which ordinary course changes have had or will have a Company Material Adverse Effect on the business, prospects or condition, financial or otherwise, of the Company).

     SECTION 6.6.  Absence of Undisclosed Liabilities.
There are no commitments, liabilities or obligations relating to the Company, whether accrued, absolute, contingent or otherwise including, without limitation, guaranties by the Company of the liabilities of third parties, for which specific and adequate provisions have not been made on the Financial Statements, except those incurred in or as a result of the ordinary course of business since the Balance Sheet Date (none of which ordinary course obligations have had or will have a Company Material Adverse Effect).

     SECTION 6.7.  Absence of Certain Changes or
Events. Except as disclosed in the Company Disclosure
Letter, since the Balance Sheet Date, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and since the Balance Sheet Date, there has not been (a) any change in the financial condition, results of operations or business of the Company having, in the aggregate, a Company Material Adverse Effect; (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company having, in the aggregate, a Company Material Adverse
Effect; (c) any change by the Company in its accounting methods, principles or practices; (d) any revaluation by the Company of any of its material assets in any material respect; (e) any entry by the Company into any commitment or transactions material to the Company taken as a whole; or (f) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Company Common Stock or any redemption, purchase or other acquisition of any of its securities.
Furthermore, since the Balance Sheet Date, the Company has not taken any action or omitted to take any action which, if suffered, taken or omitted after the date hereof but before the Closing, would have resulted in a violation of the provisions of Section 7.1 hereof.

     SECTION 6.8.  Absence of Litigation. Except as
disclosed in the Company Disclosure Letter, (a) there is no claim, action, suit, inquiry, arbitration, litigation, proceeding or investigation or other legal or administrative proceeding pending or, to the Company's knowledge, threatened against the Company before any federal, state, municipal or other court or governmental or administrative body or agency, any securities or commodities exchange, other regulatory body or any private arbitration tribunal; and (b) the Company is not subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any governmental entity or authority, or any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

     SECTION 6.9.  No Violation of Law.  Except as
disclosed in the Company Disclosure Letter, the Company is not in violation of or has been given notice or been charged with any violation of, any Law, except for violations which, in the aggregate, could not reasonably be expected to have a Company Material
Adverse Effect. The Company has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a Company Material Adverse
Effect. The Company is not in violation of the terms of any Company Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a Company Material Adverse Effect.

     SECTION 6.10.  Compliance with Agreements. Except
as disclosed in the Company Disclosure Letter, the Company is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or action by a third party, could result in a default under (a) the Articles of Incorporation or By-Laws of the Company; or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, which breaches, violations and defaults, in the case of this clause (b), would have, in the aggregate, a Company Material Adverse Effect.

     SECTION 6.11.  Taxes. The Company has, or prior to
the Closing will have, accurately prepared and filed all tax returns which it was required to file on or before the Closing Date and has paid all taxes required to paid with respect to the periods covered by such tax returns, and all other Taxes whether properly reflected as owing or otherwise, or there will be created a reserve therefor on the Closing Date Balance Sheet. No deficiencies for any Taxes have been asserted or assessed, or to the knowledge of the Company and the Principal Shareholders, proposed, with respect to the Company which remain unpaid. The Company has properly withheld and paid over to the appropriate taxing authorities all Taxes required by it to be withheld.
The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreements that under any circumstances could obligate it to make any payments, which will not be deductible under Section 280G of the Code. Neither the Internal
Revenue Service nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or, to the Company's knowledge, threatening to assert against the Company any deficiency or Claim for additional Taxes. The
Company has not been granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. There are no tax liens on any assets of the Company. The Company has not received a ruling or entered into an agreement with the Internal Revenue Service or any other governmental entity or taxing authority or agency that would have a Company Material Adverse Effect, taken as a whole, after the Effective Time. The accruals and reserves for Taxes reflected in the Company's balance sheets included with the Financial Statements are adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with GAAP. The Company is not required to include in income either (i) any material amount in respect of any adjustment under Section 481 of the Code, or (ii) any material installment sale gain. Neither the Company nor any of its subsidiaries has made an election under
Section 341(f) of the Code.

     SECTION 6.12.  Employees.  Attached hereto as
Schedule 6.12 is:

     (a)  a list of all employee handbooks and/or
manuals relating to the employees of the Company, true and correct copies of which have been delivered to the Parent; and

     (b)  a list of all employees of the Company,
together with their rates of salary or wages, vacation benefits, and each bonus, deferred compensation, stock option, incentive compensation, severance or termination pay agreement or employment benefit applicable to each such employee, whether formal or informal and whether legally binding or not.

     SECTION 6.13.  Labor Controversies. With respect
to its employees:

     (a)  The Company is in compliance with the Federal
Fair Labor Standards Act and all applicable Laws relating to employment discrimination, employee welfare and labor standards except for matters which would not in the aggregate have a Company Material Adverse
Effect. To the Company's knowledge, there is no basis for any Claim by any past or present employee of the Company that such employee was subject to a wrongful discharge or any employment discrimination by the Company or its management arising out of or relating to such employee's race, sex, age, religion, national origin, ethnicity, handicap or any other protected characteristic under applicable Law.

     (b)  The Company is in compliance with the Federal
Occupational Safety and Health Act, the regulations promulgated thereunder and all other applicable
Laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, bonuses, collective bargaining, equal pay and the payment of social security and similar payroll taxes, except for matters which would not in the aggregate have a Company Material Adverse Effect. No proceedings are pending before any court, government agency or instrumentality or arbitrator relating to labor matters, and there is no pending investigation by any governmental agency or, to the knowledge of the Company, threatened Claim by any such agency or other person relating to labor or employment matters.

     (c)  The Company is not a party to any
understanding (whether written or oral), agreement or contract with any union, labor organization, employee group or other entity or individual which affects the employment of employees of the Company, including but not limited to, any collective bargaining agreements or labor contracts.

     (d) To the knowledge of the Company, none of the employees of the Company are in the process of being organized by or into labor unions or associations. The
Company has not had any material adverse change in its employee relations or has been subject to a strike, slow-down, or other work stoppage during the three (3) year period immediately preceding the date hereof and, to the knowledge of the Company, there are no strikes, slow-downs or work stoppages threatened against the Company.

     (e) The Company has made all required payments to their respective unemployment compensation reserve accounts with the appropriate governmental departments and all such unemployment compensation accounts have positive balances.

     SECTION 6.14.  Title to and Condition of Assets.
Except as set forth in Schedule 6.14 and in the Financial Statements, the Company owns all of the property and assets, personal and real, tangible or intangible, used by the Company in connection with the conduct of the Company's business. The Company has good and marketable title to all of the property included among its assets, tangible and intangible, including, without limitation, those assets reflected on the Financial Statements or thereafter acquired
(except inventory sold since April 30, 1998, for fair value in the ordinary course of business consistent with past practices), in each case free and clear of all liens, claims, encumbrances and security interests whatsoever. All of the tangible personal property of the Company is (i) in good operating condition and repair, ordinary wear and tear excepted and (ii) maintained in accordance with customary maintenance practices. The Company's assets are sufficient for the operation of the Company's business in the ordinary course and are suitable for the purpose for which they are being used. The amount of the Company's inventory on hand (i) except as set forth on attached
Schedule 6.14, is sufficient for the operation of the Company in the ordinary course of business based on current levels of operation adjusted for any increased level of operations anticipated by the Company; (ii) has been manufactured and/or purchased in the ordinary course of business consistent in quality and quantity with past practices of the Company; and (iii) is not obsolete and is of a quality and quantity usable and salable in the ordinary course of business. All accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business and, to the Company's knowledge, are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Closing Date Balance Sheet, within six
(6) months after the Closing Date. All property leased by the Company is in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof. No shareholder of the Company has any direct or indirect interest in any right, property or asset used or required by the Company in the conduct of its business.

     SECTION 6.15.  Real Estate.

     (a)  True and correct copies of the lease(s)
pursuant to which the Company leases any parcel of the Real Estate have been made available to Parent.
Attached hereto as Exhibit 6.15 is a list of all such leases. No default by the Company, or to the knowledge of the Company, any landlord has occurred and is continuing under the terms of any such lease. All of the Real Estate leased by the Company is in the condition required by the terms of such leases.

     (b) Neither the Real Estate nor the Company's use thereof is in violation of any applicable Laws which violation would have a Company Material Adverse Effect.

     (c) None of the Real Estate is subject to any lease, option to purchase or rights of first refusal, except any such in favor of the Company.

     (d) Except for liens for taxes not yet due and payable and the Permitted Encumbrances, there are no
(i) actual, or to the knowledge of the Company, proposed special assessments; (ii) pending or, to the knowledge of the Company, threatened condemnation proceedings; (iii) pending or, to the knowledge of the Company, threatened litigation or administrative actions; (iv) mechanics' or materialman's liens;
(v) structural or mechanical defects in any of the buildings located on the Real Estate; (vi) planned or commenced improvements which may result in an assessment or otherwise affect the Real Estate; (vii) governmental agency or court orders requiring the repair, alteration or correction of any existing condition with respect to the Real Estate; or (viii) pending or, to the knowledge of the Company, threatened changes in any zoning Laws or ordinances which may affect the Real Estate.

     (e)  The buildings, fixtures and other
improvements located on the Real Estate have been approved by all necessary governmental authorities and are in good condition, working order and repair, ordinary wear and tear excepted, and suitable for the purpose for which they are being used by the Company.

     SECTION 6.16.  Products.  Except as set forth on
Schedule 6.16, no claim for product liability has been asserted against the Company during the five (5) year period preceding the date hereof and no event has occurred which would give rise to the assertion of any such claim. There is no deficiency or inadequacy in the manufacture, design or formulation of any of the Company's products which may hereafter give rise to any such failure or result in any such claim. All products sold by the Company have been manufactured in compliance with all applicable manufacturing and quality control procedures.

     SECTION 6.17.  Product Warranties.  All products
and services manufactured and/or sold by the Company
(and the delivery thereof) have been in conformity with all applicable contractual commitments and all express or implied warranties. To the Company's knowledge, no liability for any warranty claims exist, except for any such claims incurred in the ordinary course of business consistent in amount and character with past experience of the Company. To the Company's knowledge, all product labeling of the Company is in conformity with all applicable Laws except for matters which would not have a Company Material Adverse Effect. Copies of the standard terms and conditions of sale, delivery or lease of the Company (including all warranty provisions) are attached hereto as Schedule 6.17.

     SECTION 6.18.  Compliance With Environmental Laws.
Except as otherwise set forth on attached
Schedule 6.18:

     (a) Neither the Company nor, to the Company's knowledge, any other user or the owner of the Real
Estate has violated or been threatened with or received a notice, directive, violation report or charge asserting any violation of any Environmental Laws, as the same may have been amended. No action has been taken against the Company or, to the Company's knowledge, the Real Estate or any other users or owner of the Real Estate by any federal, state or local department or agency concerning any Environmental Laws.
The Company and, to the Company's knowledge, the Real
Estate are, and at all times in the past have been, in compliance with all Environmental Laws. To the Company's knowledge, no asbestos, urea formaldehyde or polychlorinated biphenyls are present in, on or under any of the Real Estate where such presence would constitute a violation of any Environmental Law. None of the Company's assets are required to be upgraded, modified or replaced to be in compliance with Environmental Laws.

     (b) Neither the Company nor, to the Company's knowledge, any third party has generated, stored, used, disposed of, spilled, discharged or released any substance in any manner on the Real Estate and the improvements thereon or on property adjacent to the Real Estate or performed an environmental cleanup on the Real Estate or adjacent property which may form the basis for any present or future claim against the Company based upon Environmental Laws, or any demand or action seeking cleanup of any site, location or body of water, surface or subsurface, under any Environmental
Laws, or otherwise, or which may subject the Company and/or the Parent to claims for damages.

     (c) Except for the storage of hazardous chemicals in the ordinary course of business and in compliance with all Environmental Laws, no hazardous or toxic substances or waste (as defined under Environmental
Laws) which are in the control of the Company, are located at, on or under any of the Real Estate, or, to the Company's knowledge, have been used, generated, treated, stored, disposed of, handled or removed from any of the Real Estate.

     (d) To the Company's knowledge, no above ground or underground storage tanks have ever been located at, on or under any of the Real Estate. To the Company's knowledge, at no time prior to or during the Company's use of the Real Estate have hazardous or toxic substances or wastes, as defined under Environmental
Laws, been spilled, discharged, leaked, discarded, released or otherwise deposited on any of the Real
Estate.  To the Company's knowledge, none of the Real
Estate is contaminated by hazardous or toxic substances or wastes, as defined under Environmental Laws, originating from off-site sources.

     (e) Attached hereto as Schedule 6.18 is a copy of all environmental claims, reports, studies, compliance actions or the like of the Company with respect to any of the Company's assets or the Real Estate.

     (f) To the Company's knowledge, no environmental claims have been asserted or, are threatened or are anticipated to be asserted against the Company with respect to the Real Estate, any of its assets and/or the operation of its business.

     SECTION 6.19.  Intellectual Property.

     (a)  Schedule 6.19 attached hereto sets forth
Intellectual Property owned or used by the Company or in which the Company has an interest and the nature of such interest; and a general identification of all material trade secrets and know-how, including, without limitation, invention disclosures, new product development information, formulas, software and vendor and customer lists, owned by the Company or used by the Company or in which the Company has an interest and the nature of such interest.

     (b) Schedule 6.19 attached hereto also sets forth all Licenses granted by the Company and or to which the Company is a party.

     (c)  (i) Except as set forth on attached
Schedule 6.19, the Company is the owner, free and clear of all liens, claims and encumbrances, of all right, title and interest in and to the Intellectual Property listed on Schedule 6.19 and the Company has the absolute right to use and assign such Intellectual
Property without seeking the approval or consent of any third party and without payments to any third party;
(ii) all registrations and applications for such Intellectual Property are in full force and effect;
(iii) there are no other items of Intellectual Property that are material to the Company's business; (iv) there are no existing or, to the knowledge of the Company, threatened claims or proceedings by any person relating to the use by the Company of the Intellectual Property listed on Schedule 6.19 or challenging its ownership of the same; (v) none of the Intellectual Property listed on Schedule 6.19 is subject to any outstanding order, decree, judgment, stipulation, written restriction, undertaking or agreement limiting the scope or use of such Intellectual Property or declaring any of it abandoned; (vi) to the knowledge of the Company, there are no infringing or diluting uses of such Intellectual
Property, and no investigations are pending concerning the possibility of such infringing or diluting use; and
(vii) except for the Licenses, the Company has not granted any license, franchise, permit or other right to any third party to use any of the Intellectual
Property listed on Schedule 6.19.

     SECTION 6.20.  Contracts and Other Agreements.
Schedule 6.20 attached hereto sets forth a true and complete list of all of the following to which the Company is a party or by which it is bound
(collectively, the "Contracts"): (i) all purchase orders and sales orders not in the ordinary course of business, all agreements or arrangements between the Company and any shareholder thereof, loan agreements, supply agreements, security agreements, notes, guarantees, mortgages, licenses, technology agreements, royalty agreements, licensing agreements, authorizations, construction permits, leases, employment agreements, compensation agreements, covenants not to compete, confidentiality agreements, commission agreements, sales representative, distributorship or marketing agreements, collective bargaining agreements, employee benefit plans, profit sharing plans, pension plans, group hospitalization insurance, life insurance, disability insurance, other insurance plans, bonus plans, compensation plans or other employee plans or other contracts or agreements made in the ordinary course of business and involving an amount greater than Twenty-Five Thousand Dollars
($25,000) over the term of such Contract, and (ii) all other contracts or agreements not made in the ordinary course of business. True and correct copies of each of the Contracts, and all amendments and modifications thereof, have been made available to Parent or will have been made available to Parent prior to Closing.
Each Contract is valid, binding and in full force and effect in accordance with its terms. Neither the Company nor, to the knowledge of the Company, any other party to any Contract is in breach or default under any Contract (with or without the lapse of time, or the giving of notice, or both).

     SECTION 6.21.  Insurance. The Company maintains
policies of fire and casualty, liability and other forms of insurance and bonds in such amounts, with such deductibles and against such risks and losses as are reasonable for the business and assets of the Company.
A true and complete list of all such insurance and bonds is attached hereto as Schedule 6.21. Each such insurance policy and bond is in full force and effect and neither the Company nor any of the Principal
Shareholders has received notice of and is not otherwise aware of any cancellation or threat of cancellation of such insurance or bond. Schedule 6.21 attached hereto also sets forth all property damage, personal injury, products liability or other claims that have been made against the Company in the last three (3) years or which are pending against the Company or, to the knowledge of the Company, threatened against the Company.

     SECTION 6.22.  Customers; Suppliers.  Schedule
6.22 attached hereto sets forth, with respect to the last three (3) fiscal years of the Company: (i) the seven (7) largest (based on dollar amounts purchased from the Company) customers of the Company, and (ii) the seven (7) largest (based on dollar amounts purchased by the Company) suppliers of the Company.
The Company has no reason to believe or has received any notice or indication of the intention of any of the customers, suppliers or third parties to material contracts of the Company to cease doing business or reduce in any material respect the business transacted with the Company or to terminate or modify any agree ments with the Company (whether as a result of consummation of the transactions contemplated hereby or otherwise).

     SECTION 6.23.  Accounts; Safe Deposit Boxes.
Attached hereto as Schedule 6.23 is (i) a true and correct list of the bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and those persons authorized to sign thereon, and (ii) true and correct copies of all corporate borrowing, depository and transfer resolutions and those persons entitled to act thereunder.

     SECTION 6.24.  Brokers and Finders. Neither the
Company nor any Principal Shareholder nor any of the Company's officers, directors or employees has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby.

     SECTION 6.25.  Warranties True and Correct.  No
warranty or representation by the Company contained in this Agreement, the Schedules and Exhibits attached hereto or in any writing to be furnished pursuant hereto contains or will contain any untrue statement of material fact or omits or will omit to state any material fact required to make the warranties or representations herein or therein contained not misleading. The Company and the Principal Shareholders have disclosed to Parent all material adverse facts known to the Company or the Principal Shareholders relating to the Company, its assets or business, not otherwise known to Parent.

The warranties and representations of the Company herein contained shall be true and correct on the Closing Date and shall survive the consummation of the Merger for the following periods:

          (a)  The warranties and representations set
     forth in Sections 6.1, 6.2, 6.3, 6.4, 6.13, 6.11,
     the first two sentences of Section 6.14 and
     Section 6.18 shall survive for the applicable statute of limitations.

          (b) All other warranties and representations shall survive until completion of the Parent's
     Financial Statements for the fiscal year ended
     December 31, 1999 but in no event later than April 30, 2000.

                      ARTICLE VII

              MATTERS PENDING THE MERGER

     SECTION 7.1.  Conduct of Business by the Company
Pending the Merger. Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date, unless Parent shall otherwise agree in writing, the Company shall:

     (a) conduct its business in the ordinary and usual course of business and consistent with past practice;

     (b)  not (i) amend or propose to amend its
Certificate of Incorporation or By-Laws, (ii) split, combine or reclassify its outstanding capital stock, or
(iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

     (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of or otherwise cause to become outstanding, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock; provided, however, that the Company may be required to reissue shares of Common Stock in connection with transfers of stock between the Principal Shareholder and James H. Hawk prior to Closing.

     (d) not (i) incur or become contingently liable with respect to any material indebtedness for borrowed money other than (x) borrowings in the ordinary course of business, (y) borrowings to refinance existing indebtedness, in the ordinary course of business, or
(z) borrowings contemplated under Section 7.4, below,
(ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) make any acquisition of any assets or businesses and expenditures for fixed or capital assets, (iv) sell, pledge, dispose of or encumber any assets, other than sales of inventory in the ordinary course of business, or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

     (e) use all commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers, vendors and others having business relationships with it and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

     (f)  not enter into or amend any employment,
severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

     (g) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree except as required to comply with changes in applicable law or increases in wages in the ordinary course and consistent with past practice for non-executive employees;

     (h)  maintain with adequately capitalized
insurance companies insurance coverage for its assets and its business in such amounts and against such risks and losses as are consistent with past practice; and

     (i) use, preserve and maintain the Company's properties and assets on a basis consistent with past practices;

     (j) maintain its books, accounts and records in the usual manner and on a basis consistent with past practices;

     (k)  not sell, transfer, lease or otherwise
dispose of or agree to sell, transfer, lease or otherwise dispose of any material assets or properties of the Company (other than sales of inventory made in the ordinary course of business) or cancel or compromise, or agree to cancel or compromise, any material debt or claim, or waive or release, or agree to waive or release, any right of substantial value relating to the Company or its assets;

     (l) not commit any act or omit to do any act, or permit any act or omission to act, which will or may cause a material breach of any Contract or make or agree to make any modification or amendment to any of the Contracts or terminate or agree to terminate any Contract;

     (m)  not incur any indebtedness other than
indebtedness for accounts payable to trade creditors incurred in the ordinary course of business in connection with obtaining materials or services other than borrowings contemplated under Paragraph 7.4, below.

     (n) not mortgage, pledge or subject to, or agree to mortgage, pledge or subject to, any lien, charge, security interest or any other encumbrance or restriction on any of the assets of the Company; and

     (o) not transfer or grant, or agree to transfer or grant, any rights under, or enter into or agree to enter into, any settlement regarding the breach or infringement of any Intellectual Property of the Company or similar rights relating to the Company or its assets or modify or agree to modify any existing rights with respect thereto.

     SECTION 7.2.  Control of the Company's Operations.
Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective
Time. Prior to the Effective Time, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision of its operations.

     SECTION 7.3.  Acquisition Transactions. After the
date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not (and the Principal Shareholder shall not and shall cause the Company not to), and the Company shall not (and the Principal Shareholder shall not and shall cause the Company not to) permit any of its advisors to
(i) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) to acquire all or any substantial part of the business and properties of the Company or more than fifty percent (50%) of the capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof except for the transaction contemplated herein (any such transactions being referred to herein as "Acquisition Transactions"), (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition
Transaction, or (iii) otherwise cooperate in any effort or attempt to make, implement or accept an Acquisition
Transaction.

     SECTION 7.4.  Parent Loan. At such time as the
condition in Section 9.3(h), below, shall have been satisfied, Parent agrees to loan to the Company, upon the request of the Company, up to $200,000.00. The
Parent may from time to time, in its sole discretion, advance funds to the Company prior to the satisfaction of the condition set forth in Section 9.3(h), but shall be under no obligation to make such advances. As a condition to that loan, the Company will execute and deliver to Parent a promissory note, a Security
Agreement, and all such UCC Financing Statements, and such other instruments and documents in connection therewith as Parent may reasonably request all in form and content mutually acceptable to Parent and the Company. The loan shall further be conditioned upon Parent entering into an acceptable intercreditor arrangement with the Company's existing lenders.

                     ARTICLE VIII

                 ADDITIONAL AGREEMENTS

     SECTION 8.1.  Access to Information.

     (a) Prior to the Closing, the Company will (and the Principal Shareholders will cause the Company to)
(i) give Parent and its representatives, employees, counsel and accountants reasonable access to the properties, books and records of the Company, and (ii) cause its officers and advisors (including, without limitation, its accountants, attorneys and financial advisors) to furnish Parent and its designated representatives with financial and operating data and other information with respect to the Company for the purpose of permitting Parent, among other things, to:
(a) conduct its due diligence review, (b) review the financial statements of the Company, (c) verify the accuracy of the representations and warranties of the Company and the Principal Shareholders contained in this Agreement, (d) confirm compliance by the Company and the Principal Shareholders with the terms of this Agreement, and (e) prepare for the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, the Company will permit Parent and its accountants to have access during normal business hours to examine and make copies of all work papers and schedules of the Company and its accountants. In addition, immediately prior to the Closing, Parent shall be permitted to conduct a physical count of the Company's inventory and such other audit procedures as Parent deems necessary to verify the existence and condition of the Company's inventory, the other assets of the Company and the liabilities, obligations and reserves of the Company.

     (b) In addition to the foregoing, from and after the date hereof, each party shall furnish promptly to one another a copy of each report and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or which may have a material effect on their respective businesses, properties or personnel, and work papers of their respective accountants and other information or copies of such documentation and access to senior management personnel as reasonably deemed necessary by the requesting party's respective accountants, legal counsel or financial advisors to complete the Prospectus and Registration Statement, or the opinions or letters referred to in Sections 9.2 and 9.3, below.

     (c) Parent and its subsidiaries shall hold and shall use their commercially reasonable efforts to cause the Parent's representatives to hold, and the Company and its subsidiaries shall hold and shall use their commercially reasonable efforts to cause the Company's representatives to hold, in strict confidence all non-public documents and information furnished to Parent and Subsidiary or to the Company, as the case may be, in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing (i) Parent and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals, the
Company Required Statutory Approvals and the Company
Stockholder Approval, and (ii) each of Parent,
Subsidiary and the Company may disclose any information that it is required by law or judicial or administrative order to disclose.

     SECTION 8.2.  Stockholders' Approval. The Company
shall, as promptly as practicable, submit the transactions contemplated hereby for the approval of its stockholders at a meeting of stockholders and shall use its commercially reasonable efforts to obtain stockholder approval and adoption (the "Company
Stockholder Approval") of this Agreement and the transactions contemplated hereby. Such meeting of the stockholders shall be held as soon as practicable following the execution of this Agreement provided that the meeting shall not take place until the Company has obtained the consent of the Former Debenture Holders pursuant to Paragraph 9.3(f), below. The Company shall, through its Board of Directors, recommend to its stockholders approval of the transactions contemplated by this Agreement. The Company (i) acknowledges that a breach of its covenant contained in this Section 8.2 to convene a meeting of its stockholders and call for a vote with respect to the approval of this Agreement and the Merger will result in irreparable harm to Parent which will not be compensable in money damages, and
(ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to Parent for a breach of such covenant.

     SECTION 8.3.  Expenses and Fees. Each party hereto
agrees to bear its own expenses incurred in connection with the consummation of the transactions contemplated by this Agreement.

     SECTION 8.4.  Agreement to Cooperate.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable pursuant to all agreements, contracts, indentures or other instruments to which the parties hereto are a party, or under any applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to (i) obtain all necessary or appropriate waivers, consents and approvals from lenders, landlords, security holders or other parties whose waiver, consent or approval is required to consummate the Merger, (ii) effect all necessary registrations, filings and submissions, and (iii) lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

     (b) In the event any litigation is commenced by any person or entity relating to the transactions contemplated by this Agreement, including any Acquisition Transaction, Parent shall have the right, at its own expense, to participate therein, and the Company will not settle any such litigation without the consent of Parent, which consent will not be unreasonably withheld.

     SECTION 8.5.  Public Statements. The parties (i)
shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby, and (ii) shall not issue any such press release or written public statement prior to such consultation, except as may be required by law and applicable listing requirements.

     SECTION 8.6.  Directors' and Officers'
Indemnification. The Surviving Corporation shall observe any indemnification provisions now existing in the Articles of Incorporation or By-Laws of the Company or in the indemnification agreements set forth in the Company Disclosure Letter for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time.

     SECTION 8.7.  Notification of Certain Matters.
Each of the Company, Parent and Subsidiary agrees to give prompt notice to each other of, and to use their respective commercially reasonable efforts to prevent or promptly remedy (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and
(ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 8.8.  Execution of Additional Documents.
From time to time, as and when requested by a party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

     SECTION 8.9.  Risk of Loss.  Risk of loss, damage
or destruction to any of the assets of the Company shall be upon the Company and its shareholders until the Closing Date and thereafter upon Parent. In the event of any loss or damage to the assets of the Company between the date hereof and the Closing, the Company and the Principal Shareholders shall notify the Parent of such event at the earlier of three (3) days after such loss or at the Closing. The proceeds of any claim for loss or damage under insurance policies or otherwise shall be used to fully repair, replace or restore the assets prior to the Closing to a condition at least equivalent to their condition prior to such loss or shall, at the Parent's option, be paid to the Parent at the Closing. In the event the damage or loss is of such a nature as to cause a Company to cease all or any material portion of its operations for any period, Parent may, at its option, terminate this Agreement without liability. If such proceeds are not sufficient for such repair, replacement or restoration, Parent may, at or before the Closing, at its option (i) terminate this Agreement without liability, or (ii) consummate the transactions and reduce the consideration to be paid hereunder by the amount in excess of the amounts received necessary to so repair, replace or restore such assets to the condition required herein.

                      ARTICLE IX

                      CONDITIONS

     SECTION 9.1.  Conditions to Each Party's
Obligation to Effect the Merger. Unless waived by the parties, the respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

     (a)  this Agreement and the transactions
contemplated hereby, as appropriate, shall have been approved and adopted by the requisite vote of the stockholders of the Company under applicable law;

     (b) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its commercially reasonable efforts to have any such injunction, order or decree lifted);

     (c)  no action shall have been taken, and no
statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal; and

     (d) all material governmental waivers, consents, orders and approvals, domestic or foreign, legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time.

     SECTION 9.2.  Additional Conditions to Obligation
of the Company to Effect the Merger. Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

     (a) Parent and Subsidiary shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Subsidiary contained in this Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing
Date, except for those representations and warranties which address matters only as of a particular date
(which shall remain true and correct as of such date), as if made at and as of such date, and the Company shall have received a Certificate of the Chairman of the Board and Chief Executive Officer and the President or a Vice President of Parent, in form and substance reasonably satisfactory to the Company, to that effect;

     (b) since the date hereof, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a Parent Material Adverse Effect, taken as a whole;

     (c)  all waivers, consents, orders,
authorizations, and approvals required to be obtained, and all filings required to be made by Parent and Subsidiary for the authorization, execution and delivery of this Agreement and the consummation by Parent and Subsidiary of the transactions contemplated hereby shall have been obtained and made by Parent and Subsidiary, except where the failure to obtain the waivers, consents, orders, authorizations or approvals required to be obtained or any filings required to be made would not have a Parent Material Adverse Effect, taken as a whole;

     (d) Parent shall have delivered to the Company the following:

          (i)  The Merger Consideration as specified in
     Section 4.1, above;

          (ii)  A certificate from the Secretary of
     Parent, in a form satisfactory to the Company, setting forth the resolutions of the Board of Directors of Parent authorizing the execution of this Agreement and all agreements, documents and instruments to be executed in connection herewith and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein;

          (iii)  The certificate of Parent required to
     be delivered pursuant to Section 9.2(a), above;
     and

          (iv)  An opinion from the law firm Godfrey &
     Kahn, S.C., independent counsel to Parent and Subsidiary, dated the Closing Date, covering such matters as are customary for transactions of this nature in form and content acceptable to the Company and Godfrey & Kahn, S.C.

     (e)  no governmental authority, foreign or
domestic, shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value of the Merger to the Company's shareholders.

In the event that any of the foregoing conditions to Closing shall not have been satisfied, the Company may elect to (i) terminate this Agreement without liability to the Company, or (ii) consummate the transactions contemplated herein despite such failure. Regardless of whether the Company elects to terminate this Agreement or consummate the transactions described herein, if such failure shall be as a result of a breach of any provision of this Agreement by Parent, including, without limitation, Parent's failure to execute and/or deliver any item described pursuant to
Section 9.2(d), above, the Company (or its shareholders) may seek appropriate remedies for any and all damages, costs and expenses incurred by the Company
(or its shareholders) by reason of such breach including, without limitation, indemnification pursuant to Article X, below.

     SECTION 9.3.  Additional Conditions to Obligations
of Parent and Subsidiary to Effect the Merger. Unless waived by Parent and Subsidiary, the obligations of Parent and Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective
Time of the following additional conditions:

     (a)  the Company shall have performed in all
material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company and the Principal Shareholders contained in this Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), as if made at and as of such date, and Parent shall have received a Certificate of the Chairman of the Board and Chief Executive
Officer and the President and Chief Operating Officer or a Vice President of the Company, in form and substance reasonably satisfactory to Parent to that effect;

     (b)  Mr. David A. Roberts and the Principal
Shareholders shall each have executed and delivered to Parent a Noncompete Agreement substantially in the form attached hereto as Exhibit 9.3(b). The Principal
Shareholders shall use their good faith efforts to arrange for the execution of that agreement by Mr.
Roberts at the Closing and the Principal Shareholders covenant and agree to execute and deliver such agreements to Parent at the Closing;

     (c) since the date hereof, there shall have been no changes that constitute, and no event or events shall have occurred, which have resulted in or constitute, a Company Material Adverse Effect, taken as a whole, other than (x) changes or events involving the financial performance of the Company or (y) changes or events involving the financial condition of the Company resulting solely from changes in the financial performance of the Company;

     (d)  all waivers, consents, orders,
authorizations, and approvals required to be obtained, and all filings required to be made by the Company for the authorization, execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to obtain the waivers, consents, orders, authorizations, or approvals required to be obtained or any filings required to be made would not have a Company Material Adverse Effect, taken as a whole;

     (e)  no governmental authority shall have
promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to Parent of the Merger;

     (f) The Company shall have received from each former holder of a Debenture issued by the Company dated January 30, 1987 that was converted into Company
Shares (a "Former Debenture Holder"), a consent and waiver to the transactions contemplated herein and to the issuance of 2.5 million shares of Company Common
Stock to the Principal Shareholders in January of 1994, in form and content acceptable to Parent;

     (g) The Company and the Principal Shareholders shall have delivered to Parent and the Subsidiary at or prior to the Closing the following:

          (i)  The certificate of the Company and the
     Principal Shareholders required to be delivered pursuant to Section 9.3(a), above;

          (ii)  Constructive possession of all pass
     books, keys and other data of the Company, or articles required for access thereto, and the combinations for all safes, vaults and other places of safe keeping or storage of the Company;

          (iii)  Constructive possession of the
     complete books and records relating to the business of the Company;

          (iv)  A certificate from the Company and the
     Principal Shareholders, in a form satisfactory to Parent, setting forth true, complete and correct copies of the Certificate of Incorporation and By-Laws of the Company, and all amendments thereto;

          (v)  Parent shall have received an opinion
     from the law firm of Sonnenschein Nath &
     Rosenthal, independent counsel to the Company, effective as of the Closing Date, covering such matters as are customary for transactions of this nature in form and content acceptable to Parent and Sonnenschein Nath & Rosenthal;

          (vi)  Company Certificates evidencing the
     Company Shares held by the Principal Shareholders duly endorsed in blank or accompanied by Stock
     Powers duly endorsed in blank;

          (vii)  A certificate from the Secretary of
     the Company, in a form satisfactory to Parent, setting forth the resolutions of the Board of Directors of the Company authorizing the execution of this Agreement and all agreements, documents and instruments to be executed in connection herewith and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein;

          (viii)  A release substantially in the form
     of Exhibit 9.3(g)(viii), duly executed by each Principal Shareholder;

          (ix)  A Consent and Waiver duly executed by
     each of the Former Debenture Holders required to be delivered pursuant to Section 9.3(f), above;

          (x)  A release duly executed by Eric Swartz
     regarding the release of any rights he may have as a former shareholder and/or employee of the Company; and

          (xi)  The valid and effective termination as
     of the Effective Time of provisions in Contracts that provide any Person with rights of any nature with respect to the board of directors of the Company or of the Company's subsidiary, except as provided generally by the Certificate of Incorporation and Bylaws of the Company or its subsidiary (or equivalent documents) or by applicable law.

     (h) Parent and its accountants, attorneys and other representatives shall have completed an appropriate and satisfactory due diligence review of the books, records and operations of the Company and shall be satisfied in their sole discretion as to the results of such due diligence examination and review.
No such review shall be deemed to be a waiver by Parent of or a release of the Company or the Principal
Shareholders from any representations, warranties, covenants, conditions, liabilities or obligations set forth in this Agreement. This condition shall be deemed waived by Parent and Subsidiary, unless Parent notifies the Company of any such dissatisfaction on or prior to September 11, 1998. Nothing herein shall be construed to limit the due diligence efforts of Parent which may continue through Closing or effect Parent's right to terminate this transaction pursuant to any other condition set forth in this Section;

     (i)  Prior to the Closing, Parent shall have
received the results of an Environmental Audit and shall be satisfied in its sole discretion as to the results of such Environmental Audit; and

     (j) The principal terms of the Merger shall have been duly approved by the affirmative vote of no less than a majority of the shares of Company Common Stock entitled to vote with respect thereon. No more than five percent (5%) of the shares of Company Common Stock outstanding immediately prior to the Company
Shareholders' Meeting shall have delivered to the Company notice of intent to exercise dissenters' rights.

In the event that any of the foregoing conditions to Closing shall not have been satisfied, Parent and the Subsidiary may elect to (i) terminate this Agreement without liability to Parent and Subsidiary, or
(ii) consummate the transactions contemplated herein despite such failure. Regardless of whether Parent and the Subsidiary elect to terminate this Agreement or consummate the transactions described herein, if such failure shall be as a result of a breach of any provision of this Agreement by the Company or any of the Principal Shareholders, including, without limitation, the failure the Company or any of the Principal Shareholders to execute and/or deliver any item described pursuant to Section 9.3(g), above, Parent and the Subsidiary may seek appropriate remedies for any and all damages, costs and expenses incurred by them by reason of such breach, including, without limitation, indemnification pursuant to Article X, below.

                       ARTICLE X

                       INDEMNITY

     SECTION 10.1.  Indemnification of Parent and
Subsidiary in the Event of Termination. If this Agreement is terminated pursuant to Section
11.1(b)(ii), below, the Company agrees to indemnify
Parent and Subsidiary, and to hold them harmless, from and against any and all damages incurred by Parent or Subsidiary resulting from the breach of this Agreement giving rise to such termination.

     SECTION 10.2.  Indemnification of Parent and
Subsidiary After Effective Time.

     (a)  From and after the Effective Time, the
Principal Shareholders and the other shareholders of the Company shall indemnify and hold harmless Parent and the Surviving Corporation from and against any and all damages, losses, deficiencies, actions, demands, judgments, costs and expenses (including attorneys' and accountants' fees) (collectively, "Losses") of or against Parent or the Surviving Corporation resulting from:

          (i)  any misrepresentation or breach of
     warranty on the part of the Company in this Agreement or in any document or agreement executed and/or delivered by the Company or any Principal
     Shareholder pursuant hereto;

          (ii)  any breach or nonfulfillment of any
     agreement or covenant contained herein or in any certificate, document or instrument delivered hereunder on the part of the Company or any Principal Shareholder; and

          (iii)  in addition to the indemnification
     available to Parent or the Surviving Corporation under Section 10.2(a)(i), above, for a breach of related warranties:

               (A)  any liability or obligation of the
          Company for product liability claims for goods or services manufactured or sold by the Company on or before the Closing Date, net of any insurance proceeds received by Parent or the Company, and only to the extent not disclosed in the Company Disclosure Letter;

               (B)  any liability or obligation of the
          Company under any Company Plans relating to events prior to the Closing Date (except to the extent the amount thereof is set forth as an accrual on the Closing Date Balance
          Sheet);

               (C)  all Tax liabilities and obligations
          of the Company (i) with respect to all
          periods ending on or prior to the Closing
          Date and (ii) with respect to any period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date. Notwithstanding the foregoing, Parent shall not be entitled to indemnification for such Taxes to the extent of any reserves or accruals therefor set forth in the Closing Date Balance Sheet;
          and

               (D)  any liability or obligation of the
          Company with respect to environmental
          matters.

Any Claim for indemnification hereunder (a "Claim") shall be satisfied first from the Indemnity Retention pursuant to Section 10.4, below, and the balance, jointly and severally, from the Principal Shareholders;
provided, however, that neither Parent nor the Surviving Corporation shall be entitled to pursue a Claim against the Principal Shareholders under Section
10.2(a)(i) unless the Parent can demonstrate that either Principal Shareholder had knowledge of the matter giving rise to the Claim. The Principal
Shareholders shall be deemed to have knowledge of the matter if said matter should reasonably be expected to have come to the attention of a Principal Shareholder if such Principal Shareholder had conducted a reasonable due diligence review of the Company's operation and business. No indemnification shall be payable from the Indemnity Retention unless the Shareholder Representative shall have received notice of the Claim on or before the first (1st) anniversary of the date hereof (the "Retention Period").

     (b) If the Company suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then
(without limiting any of the rights of the Surviving
Corporation to indemnification hereunder) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Losses as a result of and in connection with such inaccuracy or breach, but such Losses shall be limited to the Losses suffered by the Company.

     (c) After the Effective Time, the indemnification provided in this Section 10.2, and the right to receive the Indemnity Retention to satisfy such obligation, shall be the exclusive remedy by Parent and Subsidiary against the shareholders of the Company (other than the Principal Shareholders) for any breach by the Company of any representation, warranty or covenant contained in this Agreement or any certificate or other writing delivered by the Company pursuant hereto or in connection herewith. In addition, in no event shall the Principal Shareholders' aggregate liability with respect to all Claims exceed an aggregate amount equal to the Principal Shareholders' Proportionate Share of the Merger Consideration. Notwithstanding the foregoing, nothing contained herein shall limit a party's rights or remedies with respect to claims resulting from or arising out of willful misconduct or fraud.

     (d) Claims with respect to Legal Proceedings shall be handled as follows:

          (i)  Promptly after receipt by Parent of
     notice of the commencement of a Legal Proceeding for which indemnification is available pursuant to this Section 10.2, Parent will, if a Claim is to be made pursuant to this Section 10.2, give notice to the Shareholder Representative and the Principal Shareholders of the commencement of such Legal Proceeding.

          (ii)  In the event of the assertion or
     commencement by any person, firm or entity of any claim or Legal Proceeding with respect to which Parent or the Surviving Corporation may be held harmless, indemnified, compensated or reimbursed out of the Indemnity Retention pursuant to this
     Section 10.2, or indemnified by the Principal
     Shareholders hereunder, Parent shall proceed with the defense of such claim or Legal Proceeding on its own, provided that:

               (A)  All reasonable expenses relating to
          the defense of such claim or Legal Proceeding shall be borne and paid first out of the Indemnity Retention and the balance from the Principal Shareholders.

               (B)  Legal counsel must be reasonably
          acceptable to the Shareholder Representative and the Principal Shareholders in order to be reimbursed hereunder. The parties agree that Godfrey & Kahn, S.C. shall be deemed reasonably acceptable for purposes of this
          Section 10.2.

               (C)  Parent shall keep the the
          Shareholder Representative and the Principal
          Shareholders fully informed as to the status of any such claim or Legal Proceeding, including but not limited to any settlement offer, and Shareholder Representative and the Principal Shareholders shall have the right to participate in, at their own expense (such expense not to be reimbursed from the Indemnity Retention), the defense and settlement of any such claim or Legal
          Proceeding, any and all negotiations with respect thereto and the assertion of any claim against an insurer with respect thereto.

          (iii)  The Shareholder Representative and the
     Principal Shareholders shall make available to Parent any documents and materials in his possession and control that may be necessary to the defense of any claim or Legal Proceeding.

          (iv)  Notwithstanding anything to the
     contrary in this Section 10.2, Parent shall not negotiate, settle, adjust or compromise any claim or action without providing the Shareholder
     Representative and Principal Shareholders the right to participate fully pursuant to Paragraph
     10.2(d)(ii)(C). In addititon, Parent shall not settle or compromise any claims or action without the prior express written consent of the Shareholder Representative and the Principal
     Shareholders, which consent shall not be unreasonably withheld, except that such consent may be withheld for any reason or no reason, if such settlement, adjustment or compromise involves the issuance of injunctive or other forms of non-monetary relief binding upon any Participating
     Shareholder or a plea of guilty or nolo contendre on the part of any Participating Shareholder in any criminal or quasi-criminal proceeding or which involves any admission or liability, responsibility or culpability or guilt on the part of any Participating Shareholder or which has any collateral estoppel effect on any Participating
     Shareholder.

     SECTION 10.3.  Indemnification of the Company and
the Shareholders of the Company. Parent agrees to indemnify the Company and the shareholders of the Company and to hold each of them harmless from and against any and all Losses of or against them resulting from (a) any misrepresentation or breach of warranty on the part of Parent in this Agreement or in any document or agreement executed and/or delivered by Parent pursuant hereto; and (b) any nonfulfillment of any agreement or covenant contained herein or in any certificate, document or instrument delivered hereunder on the part of Parent.

     SECTION 10.4.  Set Off Against Indemnity
Retention. From and after the Closing Date and prior to the expiration of the Retention Period, in the event
Parent and/or the Surviving Corporation has a claim for indemnification against the Principal Shareholders and the other shareholders of the Company, Parent and/or the Surviving Corporation shall be entitled to set off the amount of such claim against the Indemnity
Retention.  In no event shall the Participating
Shareholders (other than the Principal Shareholders) or the Shareholder Representative have personal liability for a claim for indemnification hereunder and Parent and the Surviving Corporation shall have recourse solely to the Indemnity Retention for the satisfaction of indemnification obligations against the
Participating Shareholder (other than the Principal
Shareholders) hereunder. In order to facilitate settlement discussions, prior to making any set off pursuant ot this Section 10.4, Parent and/or the Surviving Corporation shall first give the Shareholder
Representative a written notice of its intention to make a set off (the "Set Off Notice"), which notice shall specify the reasons for such set off and the amount thereof. Such set off shall be final and binding on the Shareholder Representative and the Participating Sharesholders unless, within thirty (30) days after the date of the Set Off Notice, the Shareholder Representative shall have given written notice of objection ("Set Off Objection Notice") to Parent and/or the Surviving Corporation. The Set Off
Objection Notice shall state in reasonable detail the nature of the Shareholder Representative's objection(s). The parties shall thereafter negotiate in good faith to resolve such objections for a period of thirty (30) days. In the event the parties are unable to reach agreement with respect to the proposed set off during such thirty (30) day period, the dispute shall be submitted to, and settled by, arbitration in accordance with the rules of the American Arbitration
Association. The dispute shall be submitted to one arbitrator agreed to by the Shareholder Representative and Parent or, if the Shareholder's Representative and Parent cannot agree on one arbitrator, by three arbitrators selected in accordance with set rules and shall be heard in Tucson, Arizona. All costs, fees and expenses of any such proceedings shall be awarded to the prevailing party as determined by the arbitrator(s).

     SECTION 10.5.  Setoff.  The Company and the
Principal Shareholders acknowledge and agree that Parent and the Surviving Corporation shall be entitled, in addition to any other remedies which may be available to it, to setoff against any amounts due and owing to either Principal Shareholder the amount of any claim by Parent or the Surviving Corporation for which Parent or the Surviving Corporation seeks indemnification under Section 10.1 or 10.2, above.
Parent will only be entitled to indemnification from the Principal Shareholders after the Indemnity
Retention shall have been exhausted or shall otherwise no longer be available; provided, however, that such limitation shall not apply to any claim by Parent or the Surviving Corporation for indemnification from a Principal Shareholder with respect to any breach of the warranties, representations and covenants of the Principal Shareholder set forth in the Shareholder
Agreement or in any other agreement (other than this Agreement), instrument or document executed by the Principal Shareholder.

     SECTION 10.6.  Limitations.  Parent and the
Surviving Corporation shall only be entitled to indemnification pursuant to Section 10.2, above, to the extent the aggregate amount of their Losses exceeds One
Hundred Thousand Dollars ($100,000).

                      ARTICLE XI

           TERMINATION, AMENDMENT AND WAIVER

     SECTION 11.1.  Termination. This Agreement may be
terminated by the mutual consent of the parties, or at any time prior to the Closing Date, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, as follows:

     (a) The Company shall have the right to terminate this Agreement;

          (i)  if the Merger is not completed by
     December 31, 1998, other than on account of delay or default on the part of the Company or any Principal Shareholder;

          (ii)  if the Merger is enjoined by a final,
     nonappealable order of a U.S. court having jurisdiction not entered at the request or with the support of the Company or any of its affiliates or associates;

          (iii)  if Parent (A) has breached any
     representation, warranty or covenant in any material respect, and (B) does not cure such default in all material respects within 30 days after written notice of such default is given to Parent by the Company.

     (b) Parent shall have the right to terminate this Agreement;

          (i)  if the Merger is not completed by
     December 31, 1998, other than on account of delay or default on the part of Parent;

          (ii)  if the Merger is enjoined by a final,
     nonappealable order of a U.S. court having jurisdiction not entered at the request or with the support of Parent or any of its affiliates or associates; or

          (iii)  if the Company (A) has breached any
     representation, warranty or covenant in any material respect, and (B) does not cure such default in all material respects within 30 days after written notice of such default is given to the Company by Parent.

     SECTION 11.2.  Effect of Termination. In the event
of termination of this Agreement by either Parent or the Company as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of the Company, Parent, Subsidiary, or their respective officers or directors
(except as set forth in this Section 11.2 and in Sections 8.1, 8.4 and 8.5, all of which shall survive the termination); provided, however, that nothing in this Section 11.2 shall relieve any party from liability for any breach of this Agreement.

     SECTION 11.3.  Amendment. This Agreement may not
be amended except by action taken by the parties' respective Boards of Directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

     SECTION 11.4.  Waiver. At any time prior to the
Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall not be deemed to be continuing or to apply to any future obligation or requirement of any part hereto provided herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                      ARTICLE XII

                  GENERAL PROVISIONS

     SECTION 12.1.  Shareholder Representative.

     (a)  In the event the Merger is approved,
effective upon such vote, and without further act of any shareholder, David E. Simpson shall be appointed as agent and attorney-in-fact (the "Shareholder
Representative") for each Participating Shareholder of the Company, for and on behalf of the Participating
Shareholders, to give and receive notices and communications, to compromise, settle or defend any Claims, to agree to, negotiate, enter into settlements and comprises of, and commence litigation and comply with orders of courts with respect to such Claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. A decision, act, consent or instruction of the Shareholder
Representative shall constitute a decision of all of the Participating Shareholders and shall be final, binding and conclusive upon each of such shareholders and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each and every such Participating Shareholder.

     (b)  The Shareholder Representative shall be
reimbursed out of the Indemnity Retention for its reasonable out-of-pocket expenses incurred in connection with serving as the Shareholder
Representative under this Agreement, not including, however, those expenses (whether legal, out-of-pocket or other) arising from resolution of rights with respect to Claims. Each party making a Claim and the Shareholder Representative shall be responsible for its own expenses (whether legal, out-of-pocket or other) arising from the resolution of rights with respect to Claims. Notwithstanding the foregoing, the Shareholder
Representative may, immediately prior to distribution to the Paying Agent of the Unused Indemnity Retention request, reimbursement for such expenses from the Unused Indemnity Retention to the extent such funds are available. The Shareholder Representative may also request reimbursement for any remaining expenses from the Balance, if any, immediately prior to the distribution of the Balance to the Paying Agent.

     (c) The Shareholder Representative shall not be held liable by the Participating Shareholders for actions taken in its capacity as the Shareholder
Representative pursuant to this Agreement and the Escrow Agreement, except in the case of the Shareholder
Representative's willful misfeasance or gross negligence. The Shareholder Representative shall not be required to incur any expenses in performing its duties and exercising its rights under this Agreement if the Shareholder Representative reasonably believes that such expenses will not be reimbursed from the Unused Indemnity Retention.

     SECTION 12.2.  Company Disclosure Letter.  Any
information which is disclosed in the Company
Disclosure Letter, or any other Schedule or Exhibit hereto shall be deemed to be disclosed for all Sections of this Agreement to which such disclosure is relevant and readily apparent. All capitalized terms used in the Company Disclosure Letter and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement. The Company Disclosure
Letter shall not vary, change or alter the literal meaning of the representations and warranties of a party contained in this Agreement, other than creating specific, limited exceptions thereto which are directly responsive to the language of the applicable warranties and representations contained in this Agreement. The
Company shall be entitled to amend the Company
Disclosure Letter prior to Closing; provided, that, Parent shall be afforded a reasonable opportunity to review and approve any such amendments in advance of Closing.

     SECTION 12.3.  Notices. All notices and other
communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  If to Parent or Subsidiary to:

                    Ventana Medical Systems, Inc.
                    3855 North Business Center Drive
                    Tucson, AZ  85705
                    Attention:  Pierre Sice, Chief
                    Financial Officer
                    Facsimile Number:  (520) 887-2558

     with a copy to:

                    Godfrey & Kahn, S.C.
                    780 North Water Street
                    Milwaukee, Wisconsin 53202
                    Attention:  Thomas A. Myers,
                    Esquire
                    Facsimile Number:  (414) 273-5198

     (b) If to the Company or a Principal Shareholder, to:

                    Biotechnology Tools, Inc.
                    d/b/a RMC
                    3450 South Broadmont Drive
                    Suite 100
                    Tucson, Arizona  85713
                    Attention:  David E. Simpson, Chief
                    Executive Officer
                    Facsimile Number:  (520) 903-0132

     with a copy to:
                    Sonnenschein Nath & Rosenthal
                    Suite 8000 Sears Tower
                    233 South Wacker Drive
                    Chicago, IL 60606
                    Attention:  Kenneth G. Kolmin
                    Facsimile Number:  (312)-876-7934

     SECTION 12.4.  Interpretation. The headings
contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears (i) the words
"herein," "hereof" and "hereunder" and other words of similar impact refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

     SECTION 12.5.  Miscellaneous. This Agreement
(including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder except for rights of indemnified parties under Section Article
X, and (c) shall not be assigned by operation of law or otherwise. THIS AGREEMENT SHALL BE GOVERNED IN ALL
RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND
EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE
TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN
SUCH STATE.

     SECTION 12.6.  Counterparts. This Agreement may be
executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Each of the parties agrees to accept and be bound by facsimile signatures hereto.

     SECTION 12.7.  Parties In Interest. This Agreement
shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 12.8.  Exhibits and Schedules. All
Exhibits and Schedules referred to in this Agreement shall be attached hereto and are incorporated by reference herein.

     SECTION 12.9.  Severability. If any term or other
provision of this Agreement in invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, Parent, Subsidiary, the
Company and the Principal Shareholders have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                              PARENT:

                              VENTANA MEDICAL SYSTEMS,
                              INC.


                              By:/s/ John Patience
                                 -----------------------

                              SUBSIDIARY:

                              VENTANA ACQUISITION
                              CORPORATION


                              By:/s/ John Patience
                                 ------------------------

                              COMPANY:

                              BIOTECHNOLOGY TOOLS, INC.


                              By:/s/ David E. Simpson
                                 -------------------------
                                 David E. Simpson,
                                 Chief Executive Officer


                              PRINCIPAL SHAREHOLDERS:


                              /s/ David E. Simpson
                              ----------------------------
                              David E. Simpson


                              /s/ David L. Swartz
                              -----------------------------
                              David L. Swartz